Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Pre-effective Amendment No. 3 to Registration Statement No. 333-144938 on Form S-1 of Eagle Rock Energy Partners, L.P. which pursuant to Rule 429 is a post-effective amendment to Registration Statement No. 333-140370, of our report dated April 28, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of ONEOK Texas Field Services, L.P. on December 1, 2005), relating to the financial statements of ONEOK Texas Field Services, L.P. appearing in the Form 10-K/A of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP

Houston, Texas
November 5, 2007